EXHIBIT 99.1


LEHMAN BROTHERS
Press Release

For Immediate Release                          Media Contact: Anthony B. Zehnder
                                                              212-526-5134




                              LEHMAN BROTHERS NAMES
                       DAVID GOLDFARB, HERBERT McDADE, AND
                      ROBERT SHAFIR TO EXECUTIVE COMMITTEE




NEW YORK, June 27, 2002 - Lehman Brothers Holdings Inc. (NYSE: LEH) said today that it has named David Goldfarb, Herbert H. McDade, III, and Robert S. Shafir to the Firm's Executive Committee. Mr. Goldfarb is the Chief Financial Officer for Lehman Brothers, Mr. McDade is Head of Fixed Income, and Mr. Shafir is Co-Head of Global Equities.

"The growth Lehman Brothers has experienced in terms of people, market share, products and services requires that we evolve how we manage the Firm," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "The appointment of Dave, Bart, and Rob illustrates the depth and breadth of Lehman Brothers' management strength, and recognizes the important contributions each has made over the years to the Firm."


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Mr. Goldfarb, 43, joined Lehman Brothers in 1993 as Controller, after 14 years in financial services accounting with Ernst & Young. He was named the Firm's Chief Financial Officer in early 2000. Mr. Fuld noted that as CFO, Mr. Goldfarb has had a key leadership role in the overall financial and strategic direction of the Firm, enhancing the Firm's ability to maximize shareholder value by developing a framework to assess and manage the bottom-line profitability of businesses, strengthening Lehman Brothers' core competencies in managing expenses, capital, balance sheet, and liquidity, and communicating the Firm's business strategy to analysts, investors, ratings agencies, and regulators.

Mr. McDade, 42, has held a number of positions in Fixed Income since joining the Firm almost 20 years ago. Most recently, he served as Co-Head of the Division, with Theodore P. Janulis. According to Mr. Fuld, under Mr. McDade's leadership as head of the Firm's credit businesses, the Lehman Brothers debt franchise continued its record of profitability and innovation. The Firm's debt origination platform is now among the industry's largest and most successful, and the build-out of Lehman Brothers' European debt business has the Firm well-positioned to take advantage of that market as it expands.

Mr. Shafir, 42, has been with Lehman Brothers for more than 12 years, and since 2000 has served as Co-Head of Global Equities, along with Roger B. Nagioff. Mr. Fuld noted that since 1995, first as head of European Equities and then all of Equities Trading, Mr. Shafir has played a key role in the transformation of Lehman Brothers' Equities business into a successful global, institutionally focused franchise. Over that timeframe, Global Equities saw an almost four-fold increase in revenues, market share doubled in both secondary trading and origination, and the Firm's research ranking improved from 14th place to among the five best in the industry in 2001.

The appointments bring to nine the number of members of the Lehman Brothers Executive Committee.


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Lehman Brothers (ticker symbol NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our web site at www.lehman.com.